                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the
First Quarter of 2022

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - February 14, 2022 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended January 1, 2022.
Financial Results
Total revenues for the 13 weeks ended January 1, 2022 were $43,986,000 versus $20,299,000 for the 13 weeks ended January 2, 2021. The 13 weeks ended January 1, 2022 includes revenues of $1,982,000 related to Blue Moon Fish Company, in Lauderdale-by-the Sea, FL, which was acquired on December 1, 2020.
The Company's EBITDA, adjusted for non-controlling interests and non-cash stock option expense, for the 13 weeks ended January 1, 2022 was $3,946,000 versus $(2,370,000) during the 13-week period ended January 2, 2021. Net income for the 13 weeks ended January 1, 2022 was $2,209,000 or $0.62 and $0.61 per basic and diluted share, respectively, compared to a net loss of $(763,000) or $(0.22) per basic and diluted share, for the 13-week period ended January 2, 2021.
COVID-19 Update
We are subject to continued risks and uncertainties as a result of the outbreak of, and local, state and federal governmental responses to, the COVID-19 pandemic. In the past, we experienced significant disruptions to our business as suggested and mandated social distancing and shelter-in-place orders led to the temporary closure of all of our restaurants. While restrictions on the type of permitted operating model and occupancy capacity may continue to change, all of our restaurants are operating with no indoor dining restrictions other than in New York City where customers are required to show proof of vaccination. We cannot predict how long the COVID-19 pandemic will have an impact our operating results and financial position.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 17 restaurants and bars, 17 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, Nevada and the gulf coast of Alabama. Four restaurants are located in New York City, one is located in Washington, D.C., five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The operation at the Foxwoods Resort Casino consists of one fast food concept. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of four fast food facilities in Tampa and six fast food facilities in Hollywood, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.
Consolidated Statements of Operations
(In Thousands, Except per share amounts)

	13 Weeks Ended January 1, 2022	13 Weeks Ended January 2, 2021

TOTAL REVENUES	$43,986	$20,299
COSTS AND EXPENSES:
Food and beverage cost of sales	12,542	5,943
Payroll expenses	14,241	8,651
Occupancy expenses	5,232	3,473
Other operating costs and expenses	5,138	2,811
General and administrative expenses	2,963	1,787
Depreciation and amortization	1,079	941
Total costs and expenses	41,195	23,606
OPERATING INCOME (LOSS)	2,791	(3,307)
OTHER (INCOME) EXPENSE:
Interest expense, net	275	311
Other income	(222)	—
Total other expense, net	53	311
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	2,738	(3,618)
Provision (benefit) for income taxes	309	(2,919)
CONSOLIDATED NET INCOME (LOSS)	2,429	(699)
Net income attributable to non-controlling interests	(220)	(64)
NET INCOME (LOSS) ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$2,209	$(763)

NET INCOME (LOSS) PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$0.62	$(0.22)
Diluted	$0.61	$(0.22)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,551	3,502
Diluted	3,597	3,502

EBITDA Reconciliation:
Income (loss) before provision (benefit) for income taxes	$2,738	$(3,618)
Depreciation and amortization	1,079	941
Interest expense, net	275	311
EBITDA (a)	$4,092	$(2,366)
EBITDA, adjusted:
EBITDA (as defined) (a)	$4,092	$(2,366)
Net income attributable to non-controlling interests	(220)	(64)
Non-cash stock option expense	74	60
EBITDA, as adjusted	$3,946	$(2,370)

(a)EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  Although EBITDA is not a measure of performance or  liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity.  However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities  or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.